UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2020

Harbor Custom Development, Inc.

(Exact name of registrant as specified in its charter)

Washington	333-237507	46-4827436
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11505 Burnham Dr., Suite 301

Gig Harbor, Washington 98332

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (253) 649-0636

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, no par value	HCDI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Resignation of Officer

On September 1, 2020, Richard Schmidtke resigned as Chief Financial Officer and Secretary of Harbor Custom Development, Inc. (the “Company”).

Appointment of Chief Financial Officer

On September 1, 2020, the Board of Directors of the Company appointed Ms. Lynda Meadows to serve as the Chief Financial Officer of the Company with a start date of September 21, 2020.

Ms. Meadows is a 25-year industry veteran whose impactful roles at companies such as Weyerhaeuser Company, Quadrant Homes, Builders Capital and the international consulting firm, Currie & Brown, illustrate the depths of her broad experience and knowledge. Prior to joining the Company, Ms. Meadows held many positions including Vice President, Senior Vice President, Controller, Treasurer and Internal Audit Assistant Director for multiple divisions and subsidiaries of Weyerhaeuser, a publicly traded Fortune 500 company headquartered in the Pacific Northwest and listed on the New York Stock Exchange. From 2012 to 2015, Ms. Meadows was the Vice President and Controller at Quadrant Homes when Weyerhaeuser sold its real estate assets to the TRIPoint Group in 2014. Her responsibilities included providing decision support and influence that drove leadership’s ability to acquire profitable projects, optimize pricing, cut overhead, and exceed financial targets from 2012 through 2015. In 2016, Builders Capital, a real estate private equity firm recruited Ms. Meadows to become their Chief Financial Officer where her focus was on investor relations and capital formation. Ms. Meadows holds a Bachelor of Business Administration degree from Washington State University and is a Certified Public Accountant, Washington State Board of Accountancy.

Ms. Meadows entered into an employment offer letter with the Company (the “Offer Letter”). The Offer Letter provides for Ms. Meadows’ employment as Chief Financial Officer, reporting to the Company’s Chief Executive Officer. In accordance with the terms of the Offer Letter, Ms. Meadows will be paid an annual salary of $200,000, and her annual target bonus will be 60% of her annual base salary, based on objectives to be determined by the parties. In addition, pursuant to the Offer Letter, the Company will grant Ms. Meadows options to purchase 40,000 shares of common stock of the Company pursuant to the Company’s 2018 Incentive and Nonstatutory Stock Option Plan (the “Plan”). The Board of Directors has determined that the stock options will have an exercise price equal to the closing price of the Company’s common stock on the Nasdaq Capital Markets on the start date of her employment. The Offer Letter further provides that medical benefits will be available for enrollment after 60 calendar days of employment and participation in the Company’s 401K Retirement Plan will be available for enrollment at the initial quarter following 90 days of employment.

There are no arrangements or understandings between Ms. Meadows and any person other than the Company pursuant to which she was appointed as Chief Financial Officer. There is no family relationship between Ms. Meadows and any director or executive officer of the Company or any person nominated or chosen to become a director or executive officer of the Company. Ms. Meadows has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The foregoing is a summary of the terms of the Offer Letter, does not purport to be complete, and is qualified in its entirety by reference to the Offer Letter filed as Exhibit 10.1 to this Current Report on Form-8-K.

A copy of the press release announcing the appointment of Ms. Meadows is furnished with this report as Exhibit 99.1.

Appointment of Secretary

On September 1, 2020, the Board of Directors of the Company appointed Jeff Habersetzer to serve as the Secretary of the Company, effective immediately, and granted him 20,000 options pursuant to the Plan, with an exercise price of $6.50. Mr. Habersetzer also acts as the Company’s General Counsel.

There are no arrangements or understandings between Mr. Habersetzer and any person other than the Company pursuant to which he was appointed as Secretary. There is no family relationship between Mr. Habersetzer and any director or executive officer of the Company or any person nominated or chosen to become a director or executive officer of the Company. Mr. Habersetzer has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 8.01 Other Events

As a result of the underwriters fully exercising their over-allotment option to purchase up to an addition 265,005 shares of common stock of the Company on September 1, 2020, the Company no longer qualified for the “controlled company” exemption under the Nasdaq rules. Accordingly, the Company will comply with the phase-in schedule as provided by Nasdaq, including the requirement to establish fully independent committees and a majority of independent directors on the Board of Directors within one year of the loss of “controlled company” status.

The Board of Directors established a Nominating and Corporate Governance Committee and a Compensation Committee, with each committee having at least one independent board member.

Item 9.01 Financial Statements and Exhibit

(d) Exhibits.

The following exhibits are filed with this Current Report on Form 8-K:

Exhibit Number	Description
10.1	Offer Letter to Lynda Meadows, dated June 7, 2020
99.1	Press Release of Harbor Custom Development, Inc., dated September 2, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Harbor Custom Development, Inc.

Date: September 8, 2020	By:	/s/ Sterling Griffin
Sterling Griffin Chief Executive Officer